Exhibit 10.9

October 28, 2019

Troy Wilson, Ph.D., J.D.

Dear Troy:

We are pleased to offer you a position as Executive Chairman of the Board of Directors (the “Board”) of Avidity Biosciences, Inc. (the “Company”). The remainder of this letter describes the terms under which you would serve on the Board as the Executive Chairman.

The Company intends for your position as Chief Executive Officer of the Company to terminate on October 6, 2019 and your position as Executive Chairman of the Board to commence on October 7, 2019. You will no longer be an employee of the Company as of October 7, 2019. To be clear, your termination of employment as CEO and commencement of service as Executive Chairman of the Board will not constitute a break in Continuous Service, as defined in the Company’s 2013 Equity Incentive Plan, as amended from time to time (the “Plan”), such that any current options you hold to purchase shares of the Company’s common stock will continue to vest per the applicable option and/or grant agreements and the Plan.

You will be compensated for your service as Executive Chairman at a rate of $132,000 per year, paid in equal bi-monthly installments. As you are not an employee of the Company, no part of your compensation will be subject to withholding by the Company for the payment of any social security, federal, state or any other employee payroll taxes. You must regularly report amounts paid to you by filing Form 1099-MISC with the Internal Revenue Service as required by law. Should you cease to be a member of the Board for any reason, you will only be owed compensation for time spent as a member of the Board, and will not be owed the remainder of your yearly rate for any year of service not completed in full.

In addition, you will be eligible for additional equity grants consistent with equity grants granted to other members of the Board. Additional grants, if any, will be governed by the terms and conditions of the Plan and a grant agreement, and will include a one year vesting schedule that is early exercisable, under which 1/12th of the total shares will vest at the end of each month from the date of the grant, until either the option shares are fully vested or your Continuous Service (as defined in the Plan) terminates, whichever occurs first. If a Change in Control (as defined in the Plan) occurs, then, as of the effective time of such Change in Control, the vesting and exercisability of the Grant will be accelerated in full. For so long as you are a member of the Board, the Company will reimburse you for any reasonable out-of-pocket expenses, including reasonable travel expenses, incurred in attending Board meetings and committee meetings and in carrying out your duties as a director or committee member. You will be eligible for the same level of coverage as all of directors of the Company under the Company’s director and officer liability insurance policies.

We plan to have at least one scheduled Board meeting each calendar quarter. As a Board member, you are responsible for attending these scheduled meetings in person or by telephone.

In connection with your services to the Company as Executive Chairman of the Board, we expect that technical, business or financial information of the Company (“Confidential Information”) will be disclosed to you. To the extent that Confidential Information is not publicly known or not otherwise previously known by you without an

Troy Wilson

October 28, 2019

obligation of confidentiality, you agree not to use (except in connection with your services to the Company) or disclose Confidential Information to any third party and to take reasonable steps to maintain the confidential nature of all Confidential Information and to abide by any continuing obligations with respect to the Company’s Confidential Information pursuant to your existing confidential, invention assignment agreement entered into between you and the Company.

As a precautionary matter and to avoid any conflicts of interest, we ask you to refrain, while you are a member of the Board, from providing advice or otherwise providing services to any competitor of the Company. In addition, we ask that you inform the Board of any potential or actual, direct or indirect, conflict of interest that you think exists or may arise because of your relationship with the Company, so that we may come to a quick and mutually agreeable resolution. By signing this letter agreement, you also represent and warrant that you have no contractual commitments or other legal obligations to a third party that would prohibit you from performing your duties for the Company.

As part of our overall responsibilities, the Company and the Company’s stockholders reserve the right to remove any individual from the Board at any time in accordance with the provisions of applicable law and the Company’s governance documents. You, of course, may also terminate your relationship with Company at any time. We merely ask that you give us 15 days written notice. When you cease to be a member of the Board (whether at our request or your election), you must return all Confidential Information to the Company.

You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this letter agreement and returning it to me.

If you have any questions please do not hesitate to call me.

Very truly yours,

AVIDITY BIOSCIENCES, INC.

By:	/s/ Noreen Henig
Noreen Henig, Director

I have read and accept this offer:

Troy Wilson, Ph.D., J.D.

/s/ Troy Wilson
Signature

Dated:	October 28, 2019